EXHIBIT 10.76

LEASE AGREEMENT FOR THE ISS ATLANTA BUILDINGS

MOUNT VERNON PLACE

LEASE AGREEMENT

THIS LEASE, made and entered into as of this 8th day of November, 1999, by and between MOUNT VERNON PLACE PARTNERS, L.L.C., a Georgia limited liability company (hereinafter referred to as the “Landlord”) and INTERNET SECURITY SYSTEMS, INC., a Georgia corporation (hereinafter referred to as the as the “Tenant”);

W I T N E S S E T H :

1.  PREMISES.    The Landlord, for and in consideration of the rents, covenants, agreements, and stipulations hereinafter mentioned, reserved, and contained, to be paid, kept and performed by the Tenant, has leased and rented, and by these presents does lease and rent, unto the said Tenant, and said Tenant hereby agrees to lease and take upon the terms and conditions which hereinafter appear, the following described property (hereinafter referred to as the “Premises”) two buildings known as Mount Vernon Place (hereinafter collectively referred to in the singular as the “Building” and respectively as the “Phase I Building” and the “Phase II Building”) to be situated in Land Lot 35 of the 17th District, Fulton County, Georgia. A legal description of the land on which the Building is to be situated is attached hereto as Exhibit “B” (hereinafter referred to as the “Land”).

(a)  Exhibit “A” attached hereto represents a description and approximation of the Premises to be leased pursuant to this Lease, such Premises to comprise approximately 238,600 rentable square feet within the Building (inclusive of the bridges to be constructed by Landlord pursuant to Special Stipulation 2 attached to this Lease). For purposes of this Lease, the parties agree that the rentable square feet of the Premises shall be measured and determined in accordance with the Building Owners and Managers Association International standard of measurement ANSI/BOMA Z65.1 1996. Upon the final Drawings and Specifications, as this term is defined in the Work Letter, being ascertained, Landlord and Tenant’s architect, Warner, Summers, Ditzel, Benefield, Ward & Associates, Inc. shall measure the rentable square footage of the Premises in accordance with such standard, which measure by Landlord and Tenant’s architect shall be controlling, and the 238,600 rentable square foot figure set forth above shall be adjusted accordingly. The standard of measurement ANSI/BOMA Z65.1 1996 shall be used as the same is in effect as of the date of this Lease even if such standard shall change hereafter.

(b)  Within five (5) days after the Commencement Date (as defined below), Landlord shall deliver to Tenant a completed Tenant Acceptance Agreement (the “Tenant Acceptance Agreement”) attached hereto as Exhibit “C” and incorporated herein, which shall contain an acknowledgment of the date upon which the Commencement Date (as defined below) of this Lease occurred, and Landlord’s calculation of the exact number of rentable square feet within the Premises. Tenant shall have the right to object to the

Tenant Acceptance Agreement by delivering written notice to Landlord within five (5) days after Landlord delivers the Tenant Acceptance Agreement to Tenant, failing which Tenant shall be deemed to have agreed that all information contained in the Tenant Acceptance Agreement is correct. If Tenant objects to the Tenant Acceptance Agreement within said five (5) day period, Landlord and Tenant shall work together to resolve their differences and, after such differences have been resolved, Landlord shall execute the Tenant Acceptance Agreement and deliver same to Tenant and Tenant shall have a period of five (5) days to give written notice to Landlord objecting to the Tenant Acceptance Agreement, failing which Tenant shall be deemed to have agreed that the Tenant Acceptance Agreement is correct. Upon Tenant agreeing or being deemed to have agreed that all information contained in the Tenant Acceptance Agreement is correct, the Commencement Date as shown on the Tenant Acceptance Agreement shall be the Commencement Date for purposes of Section 2 of this lease and for all other purposes under this Lease and the rentable square feet of the Premises as shown on the Tenant Acceptance Agreement shall replace the rentable square feet of the leased premises referenced and defined in Section 1 above, and shall be deemed to be the rentable square feet of the Premises for all purposes under this lease. All payments of Base Monthly Rental (as defined below), and all other payments of rent and other sums of money required of Tenant herein shall be made as and when required herein, notwithstanding any unresolved objections to the Tenant Acceptance Agreement. All such payments shall be based upon the Tenant Acceptance Agreement prepared by Landlord until such objections have been finally resolved, whereupon any overpayment or any underpayment theretofore made shall be adjusted by increasing or reducing, as the case may be, the next installment of Base Monthly Rental coming due.

2.  TERM.    The term of this Lease shall be for a period of eleven (11) years and six (6) months commencing on the Commencement Date (as defined below) (such term being hereinafter referred to as the “Term”), unless sooner terminated as may be hereinafter provided.

3.  COMPLETION OF IMPROVEMENTS.    (a) Landlord agrees to proceed with due diligence to prepare the Premises in accordance with the Work Letter attached hereto as Exhibit “D” (hereinafter referred to as the “Work Letter”) and in accordance with the terms of this Lease. Subject to Force Majeure (as defined in Section 45) and subject to Tenant Delay, as defined in Section 2.01(b) of the Work Letter, Landlord shall deliver the Premises to Tenant on or before November 1, 2000. At the time of delivery of the leased premises to Tenant, the “Base Building Condition” as described in Section 1.02 of the Work Letter (the “Base Building Condition”) shall be constructed and installed by Landlord and Tenant’s leasehold improvements shall be constructed and installed by Landlord pursuant to the terms, conditions and provisions of the Work Letter. See Special Stipulation 25. See Special Stipulation 28.

As used herein, “Commencement Date” means the earlier of (i) the Commencement Date as calculated pursuant to Special Stipulation 4 or (ii) the date upon which Tenant commences conducting its business from all or any portion of the Premises; provided, however, in no event shall the Commencement Date be earlier than November 1, 2000.

4.  QUIET ENJOYMENT.    Landlord hereby represents and warrants that, on the Commencement Date, Landlord will own indefeasible fee simple title in and to the Land and Building. So long as Tenant shall observe and perform the covenants and agreements binding on it hereunder and subject to the terms and provisions hereof, Tenant shall at all times during the Term peacefully and quietly have and enjoy possession of the Premises.

5.  BASE MONTHLY RENTAL.    Tenant agrees to pay Landlord, by payments to Mount Vernon Place Partners, L.L.C., and delivered to Landlord c/o Griffin Management Services, Inc., 800 Mt. Vernon Highway, Suite 300, Atlanta, Georgia 30328, promptly on the first day of each month in advance, during the Term of this Lease, without deduction or set off, in legal tender, a monthly rental as determined under Special Stipulation 16 (hereinafter referred to as “Base Monthly Rental”). If the Term commences on a day other than the first day of a month, or terminates on a day other than the last day of a month, the Base Monthly Rental for the first or last partial month shall be prorated based upon the actual number of days in such a month.

Tenant hereby acknowledges that if any monthly payment of rent or any monies due hereunder from Tenant shall not be received by Landlord within five (5) business days after written notice from Landlord to Tenant that such payment is due, then Tenant shall pay the Landlord a late charge equal to 2 ½% of such delinquent amount. Any amounts payable hereunder by Tenant to Landlord which are not paid within five (5) business days after written notice from Landlord to Tenant that such payment is due shall bear interest at the rate of one percent (1%) per month until paid.

6.  BASE MONTHLY RENTAL ADJUSTMENT.    For purposes of this Section 6 and all other provisions of this Lease, Base Monthly Rental shall be composed of two (2) components: (i) Net Rental which is defined as the total Base Monthly Rental less operating expenses per square foot of the Premises for the first twelve (12) months of the term of this Lease, and (ii) Remaining Rental which is defined as the remainder of Base Monthly Rental other than Net Rental, such that Net Rental and Remaining Rental when combined shall equal the total Base Monthly Rental. Commencing one year from the date of the initial Lease term hereof and continuing on the same day of each year during the initial and any renewal term hereof, the Net Rental component of Base Monthly Rental, as increased by previous rental adjustments hereunder, shall be increased by the lesser of the following: (i) the amount of the CPI Increase, as this term is defined below; or (ii) two and one-half percent (2 ½%).

As used in this Section 6, the term “Lease Year” shall mean the twelve (12) month period commencing on the Commencement Date, or, if the Commencement Date is not on the first day of the calendar month, commencing on the first day of the first calendar month following the Commencement Date, and each successive twelve (12) month period thereafter during the Term. The term “Subsequent Year” shall mean each Lease Year of the Term following the first year. The term “Prior Year” shall mean the Lease Year prior to the subsequent year. The term “Index” shall mean the Consumer Price Index-Seasonally Adjusted U.S. City Average for All Urban Consumers (Base Year 1982-1984 = 100) published by the Bureau of Labor Statistics of the United States Department of Labor. The term “Base Month” shall mean the calendar month which is two (2) months prior to the month during which the Lease is fully executed by Landlord and Tenant. The term “Comparison Month” shall mean the calendar month which is two (2) months prior to the first full month of each Subsequent Year in question. On the first day of each Subsequent Year, the CPI Increase shall be calculated as follows: the Net Rental component of Base Monthly Rental shall be increased to an amount equal to Net Rental for the first Lease Year plus an amount equal to the product of ten (10) times the percentage increase in the Index for the Comparison Month as compared to the Index for the Base Month multiplied by Net Rental for the first Lease Year; provided, however, in no event shall Net Rental for a Subsequent Year be less than Net Rental applicable to the Prior Year. In the event the Base Year (1982-1984 = 100) used in computing the Index is changed, the figures used in making the adjustment above shall accordingly be changed. Likewise, if the Index is discontinued, the index increase shall be in accordance with an industry wide standard for measuring the cost of living increase and used at the time of such discontinuation acceptable to Landlord.

An estimated annual rent schedule of the Net Rental annual rate, assuming an annual escalation of two and one-half percent (2 ½%) per year in Net Rental occurs pursuant to this Section 6 and assuming operating expenses for the first year of the Term of this Lease are $4.87 per square foot of the Premises, is set forth in the illustrative chart below:

Lease Year	Net Rental annual rate
First Year	$16.18
Second Year	$16.58
Third Year	$17.00
Fourth Year	$17.42
Fifth Year	$17.86
Sixth Year	$18.31
Seventh Year	$18.76
Eighth Year	$19.23
Ninth Year	$19.71
Tenth Year	$20.21
Eleventh Year	$20.71
Last Six Months	$21.23

In the event actual Operating Expenses for the first year of the Term are greater than $4.87 per square foot of the Premises, then the above Net Rental annual rates shall be adjusted downward accordingly.

7.  [RESERVED]

8.  ADDITIONAL RENT, OPERATING EXPENSE ADJUSTMENT.    The Operating Expense Base Year of the rentable area of the Building shall be the calendar year of January 1, 2001 through December 31, 2001. Subject to Section 1(a) above, the total rentable area of the Building is anticipated to be 238,600 rentable square feet. See Special Stipulation 2. If in any calendar year after the Operating Expense Base Year during the term hereof, the Operating

Expenses of the rentable area of the Building should exceed the Operating Expenses of the Base Year (such excess being hereinafter referred to as the “Operating Expense Differential”), then as additional rent for the calendar year, Tenant shall pay within thirty (30) days after written notice by Landlord of said amount being due for each rentable square foot of floor space leased hereunder, and in any expansion or extensions hereof. For the purpose of this Paragraph 8, Operating Expenses are defined in Exhibit “E” of this Lease. In addition Operating Expenses shall be adjusted and grossed up so as to show actual Operating Expenses without computing or taking into account reduced costs because of first year warranties on materials and equipment.

If during any calendar year of the Lease, the occupancy of the rentable area of the Building averages less than one hundred percent (100%), then it is agreed that the Operating Expense will be adjusted for such year so that all such Operating Expenses shall be computed as though the rentable area of the Building has been one hundred percent (100%) occupied for such calendar year. All such expense categories will be accounted for and reported in accordance with generally accepted accounting principles.

At any time during the term of this Lease but not later than fifteen (15) days prior to the date an additional rental payment is due pursuant to this Section 8, Landlord may deliver to Tenant a written estimate of any additional rents which may be reasonably anticipated hereunder, estimated divided by the number of months remaining in the calendar year, and Tenant shall pay as additional rental to Landlord promptly on the first day of each month in advance without deduction or set off in legal tender the monthly amount called for under such estimate from Landlord to Tenant for those months for which such additional rental is due pursuant to this Section 8. Any such written estimate from Landlord to Tenant, as contemplated in this paragraph, may also include amounts reasonably estimated by Landlord to be due as a result of Landlord’s replacing light bulbs and fixtures in the Premises, as contemplated in Section 14 of this Lease, or as a result of Landlord’s paying utility bills on behalf of Tenant and thereafter receiving reimbursement from Tenant for such payments by Landlord on Tenant’s behalf, as contemplated under Section 17 of this Lease. See Special Stipulation 31.

Statements showing the actual Operating Expenses of the Building and Tenant’s proportionate share thereof (hereinafter referred to as “Statement of Actual Adjustment”) shall be delivered by Landlord to Tenant within one hundred twenty (120) days after the end of any calendar year in which additional rental was paid or due by Tenant under provisions hereof. Within thirty (30) days after written notice by Landlord to Tenant of such Statement of Actual Adjustment, Tenant shall pay to Landlord the amount of any rentals shown as being due and unpaid thereon. Should such Statement of Actual Adjustment show the Tenant had paid to Landlord an aggregate amount in excess of the additional rental due for the preceding calendar year and Tenant is not then in default hereunder, Landlord shall refund the amount of overpayment.

If the Term of this Lease begins on a day other than the first day of the calendar year, or should this Lease terminate on a day other than the last day of the calendar year, the amount shown as due by Tenant on the Statement of Actual Adjustment shall reflect a proration based on the proportion that the number of days this Lease was in effect during such calendar year bears to

360. The Landlord’s right to recover Operating Expenses Adjustment shall survive the termination of this Lease.

Provided Tenant is not in default under the terms of this Lease Tenant shall have the right to inspect Landlord’s books and records with respect to Operating Expenses and its proportionate share thereof for any preceding calendar year. This inspection shall be completed at the Tenant’s sole cost and expense by independent, certified public accountants practicing for an accounting firm of national prominence and for the exclusive purpose of determining whether Landlord has complied with the terms of this Lease relating to Operating Expenses. Should Tenant’s inspection reveal that Landlord has overstated or understated Operating Expenses an appropriate adjustment will be made. If Tenant owes any amount to Landlord based on such adjustment, it shall be paid to Landlord within thirty (30) days after the request thereof; if Landlord owes any amount to Tenant based on such adjustment, such amount shall be credited against the rent next coming due under this Lease.

9.  USE OF PREMISES.    The Premises shall be used for general office purposes, and purposes related thereto (which may include a cafeteria or food service facility for use by Tenant’s employees if permitted by applicable laws, ordinances and regulations), and no other purposes, all in accordance with the Rules and Regulations attached hereto and incorporated herein by this reference. The Tenant shall not use, permit or allow the Premises to be used other than as strictly provided in this Lease and shall not use, permit or allow the Premises or any part thereof to be used for any unlawful purpose or otherwise in violation of any federal, state or local statute, law, ordinance, rule or regulation, including, without limitation, in violation of any zoning ordinances; nor shall the Tenant knowingly permit any nuisance within the Premises or permit the Premises to be used in any manner which will be a source of material annoyance or in any way knowingly interfere with the peaceful possession, enjoyment and proper use of other areas of the Building, nor shall the Premises be knowingly used in any manner so as to vitiate the insurance or increase the rate of insurance on the Premises or the Building, nor shall the Premises be used for any unlawful purpose which would tend to lower the quality or character of the Building, create unreasonable elevator loads or otherwise materially interfere with Building operations. Not by way of limitation of the foregoing but in addition thereto, neither the Premises nor any portion thereof shall be used or occupied for any or all of the following: governmental or quasi-governmental offices, spas (other than a health club or exercise facility for employees of Tenant), massage parlors, escort services offices, retail sales purposes, classroom facility purposes (other than in connection with Tenant’s employee and client training), schools, auto leasing or auto sales offices, equipment or appliance repair shops, day care centers (other than for Tenant’s employees’ children), nurseries, churches, or places of religious or quasi-religious worship, religious facilities or offices of religious organizations, or retail or wholesale sale purposes, medical research laboratories or offices for medical or quasi-medical professionals providing medical treatments.

10.  NO NUISANCE.    Tenant shall conduct its business in such a manner so as not to knowingly create any nuisance or interference with Landlord in its operation of the Building.

11.  ASSIGNMENT AND SUBLETTING.    Tenant may sublease or assign any or all of the Premises without Landlord’s prior written consent; provided, however, any assignee or subtenant of Tenant shall be bound by all of the terms, conditions and provisions of this Lease, including, without limitation, the provisions of Section 9 concerning use of the Premises, and Tenant shall remain primarily liable on this Lease for the entire Term hereof and shall in no way be released from the full and complete performance of all of the terms, obligations (including, without limitation, those under Special Stipulation 10), covenants and agreements contained herein. Prior to the time of any such assignment or sublease by Tenant, Tenant shall first provide Landlord with written notification of Tenant’s intent to so assign or sublease and such written notification from Tenant to Landlord shall include, at a minimum, the following information regarding any applicable proposed assignee or sublessee: (i) financial statements and other relevant financial information regarding any proposed assignee or sublessee; (ii) the identity and type of business of such proposed assignee or sublessee; and (iii) such proposed assignee or sublessee’s proposed use of the Premises which shall in all events be consistent and in compliance with the permitted use provisions set forth under Section 9 above. Landlord’s consent shall not be required with respect to any such proposed assignee or sublessee; rather, the purpose of the preceding provisions regarding such notification and information from Tenant to Landlord shall be that of notifying Landlord with respect to any proposed assignee or sublessee. Further, in the event Tenant fails to comply with its obligations set forth under this Section 11 with respect to providing such information to Landlord and otherwise notifying Landlord as called for above under this Section 11, then any such breach by Tenant shall be considered a nonmonetary breach pursuant to nonmonetary event of default 16(ii) in Section 16 of this Lease which follows, as opposed to a monetary event of default pursuant to 16(i) in Section 16 of this Lease which follows, and accordingly, shall be subject to the notice and cure provisions set forth in said 16(ii).

12.  HOLDING OVER.    Should Tenant or any of its successors in interest continue to hold the Premises after termination of this Lease, whether such termination occurs by lapse of time or otherwise, with Landlord’s acquiescence, and without any distinct agreement between the parties, then for the first six (6) month period of such holding over by Tenant, such holding over shall constitute and be construed as a tenancy at will at a monthly rental equal to 125% of the monthly rental (including Base Monthly Rental and any adjusted and additional rent) provided herein at the time of such termination. At all times following the first six (6) month period of such holding over by Tenant, such holding over shall then constitute and be construed as a month to month tenancy at will at a monthly rental equal to one hundred fifty percent (150%) of the monthly rental (including Base Monthly Rental and any adjusted and additional rent). At all times during the period of such holding over by Tenant (but only during such period of such holding over by Tenant and not prior to the expiration of the normal term of this Lease), Tenant shall be entitled to terminate this Lease upon thirty (30) days prior written notice to Landlord. Similarly, at all times following the first six (6) month period of such holding over by Tenant, Landlord shall be entitled to terminate this Lease upon sixty (60) days prior written notice to Tenant and at all times following the expiration of such sixty (60) day notice period from Landlord to Tenant, Tenant shall be regarded as a tenant at sufferance and not as a tenant at will; subject, however, to all the terms, provisions, covenants and agreements on the part of Tenant hereunder. At all times during the period of such tenancy at sufferance, no payments of money by Tenant to Landlord after the termination of this Lease shall reinstate, continue, renew or extend the Term and no extension of this Lease after the termination hereof shall be valid unless and until the same shall be reduced to writing and signed by both Landlord and Tenant. With respect to such tenancy at sufferance, Tenant shall be liable to

Landlord for all damage which Landlord shall suffer by reason of Tenant’s holding over and Tenant shall indemnify, defend and hold Landlord harmless against all claims made by any other tenant or prospective tenant against Landlord resulting from delay by Landlord in delivering possession of the Premises to such other tenant or prospective tenant.

13.  ALTERATIONS AND IMPROVEMENTS.    (a)  No structural alteration in, or structural addition to, the Premises or the mechanical, electrical, or any other systems (other than security) of the Premises will be made without first obtaining Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed, and any such work consented to, although paid for by Tenant, may be done by Landlord’s contractor. However, in the event the same is performed by Tenant then all such work performed by Tenant shall meet any and all applicable building codes, and shall otherwise be performed in full compliance with any and all applicable laws, ordinances, codes and regulations, and further, Tenant shall (i) perform all such work in a reasonable manner; (ii) utilize only contractors or other vendors with a first class reputation; (iii) cause such work to be completed promptly on a lien free basis; (iv) cause such work to be completed in compliance with all applicable laws, ordinances, regulations and rules; (v) utilize the same or similar materials as any materials which may be replaced; (vi) obtain Landlord’s prior written approval of all contractors, subcontractors and other vendors to be utilized by Tenant in performing any such work; and (vii) obtain any and all required building permits and other required approvals prior to performing any such work. Tenant shall, however, be entitled to perform nonstructural alterations or nonstructural additions to the Premises and shall be entitled to work on the security system (but not any other Building system) without Landlord’s prior written consent but subject to and in compliance with the terms and conditions set forth in this Section 13 regarding any work performed by Tenant.

(b)  If Tenant’s actions, omissions or occupancy of the Premises shall knowingly cause the rate of fire or other insurance either on the Building or the Premises to be increased, Tenant shall pay, as additional rent, the amount of any such increase promptly upon demand by Landlord; and

(c)  All erections, additions, fixtures and improvements, whether temporary or permanent in character (except only the movable office furniture of Tenant) made in or upon the Premises shall be and remain Landlord’s property and shall remain upon the Premises at the termination of this Lease by lapse of time or otherwise, with no compensation to Tenant. At the expiration of the Term of this Lease, Tenant shall leave the Premises broom clean and in good condition, normal wear and tear accepted.

13.  REPAIRS TO THE PREMISES.    Landlord shall not be required to make any repairs or improvements to the Premises, except roof and structural repairs and repairs of latent defects necessary for safety and, tenantability, together with repairs to the mechanical, electrical and power, plumbing (including hot and cold water), HVAC, elevators and restrooms as may be required. Tenant shall, at its own cost and expense, keep in good repair all portions of the Premises, including but not limited to windows, interior glass, doors, interior walls and finish work, floors and floor coverings, and supplemental or special heating and air conditioning systems, and shall take good care of the Premises and its fixtures and permit no waste, except normal wear and tear with due consideration for the purpose for which the Premises are leased. Landlord shall maintain and replace, at its cost and expense, all light bulbs and fixtures in the Premises. To the extent Landlord incurs costs pursuant to the preceding sentence in excess of Landlord’s costs associated with the Building’s standard two foot by four foot fluorescent light fixtures and bulbs and any other Building standard lighting, Landlord shall invoice Tenant for such excess costs incurred by Landlord, and Tenant shall pay any and all such invoices as additional rental in accordance with the provisions of Section 8 and Special Stipulation 31 of this Lease. Tenant shall indemnify Landlord against any loss, damage, or expense arising by reason of any failure of Tenant to keep the Premises in good repair and tenantable condition as expressly required herein or due to any act or neglect of Tenant, its agents, employees, contractors, invitees, licensees, tenants, or assignees. If Tenant fails to perform after five (5) days prior written notice from Landlord to Tenant that any such maintenance or repair is required (except in the event of emergency in which event no such prior written notice shall be required), or cause to be performed, such maintenance and repairs, then at the option of Landlord, in its sole discretion, any such maintenance or repair may be performed or caused to be performed by Landlord and the cost and expense thereof charged to Tenant, and Tenant shall pay the amount thereof to Landlord on demand as additional rental. Tenant shall promptly report to Landlord in writing any damage to, or defective condition in or about the Building or Premises known to Tenant.

15.  LANDLORD’S RIGHT TO ENTER PREMISES.    Tenant shall not change the locks on any entrance to the Premises without prior written notice to Landlord, and in this event, Tenant shall provide copy keys to Landlord to the Premises; provided, however, Tenant shall have the right to utilize a card access system for entry to the Premises to which Landlord shall be subject but Landlord shall at all times have full access to the Premises and Building. However, notwithstanding the foregoing, Landlord and Tenant will agree upon certain limited specific areas of the Premises which will be off limits to Landlord at all times with such agreement by Landlord and Tenant to be reflected in an amendment to this Lease. Designated agents, employees, and contractors of Landlord shall have the right to enter the Premises upon one (1) business day prior written notice from Landlord to Tenant (except in the event of emergency in which event no such notice shall be required), at such times as Landlord deems reasonably necessary, to make necessary repairs, additions, alterations, and improvements to the Premises or the Building, including, without limitation, the erection, use, and maintenance of pipes and conduits. Landlord shall also be allowed to take into and through the Premises any and all needed materials that may be required to make such repairs, additions, alterations, and improvements, all without being liable to Tenant in any manner whatsoever. During such time as work is being carried on in or about the Premises, provided such work is carried out in a manner so as not to interfere unreasonably with the conduct of Tenant’s business therein, the rent provided herein shall in no way abate, and Tenant waives any claim and cause of action against Landlord for damages by reason of loss or interruption to Tenant’s business and profits therefrom because of the prosecution of any such work or any part thereof. In the event of emergency, or if otherwise necessary to prevent injury to persons or damage to property, such entry to the Premises may be made by force without any liability whatsoever on the part of Landlord for damage resulting from such forcible entry.

16.  DEFAULT AND REMEDIES.    The following events shall be deemed to be events of default by Tenant under this Lease: (i) Tenant shall fail to pay any installment of Base Monthly Rental, Additional Rent or any other charge or assessment against Tenant pursuant to the terms hereof within ten (10) days after notice thereof to Tenant; (ii) Tenant shall fail to comply with any term, provision, covenant or warranty made under this Lease by Tenant, other than the payment of the Base Monthly Rental or additional rent or any other charge or assessment payable by Tenant, and shall not cure such failure within thirty (30) days after notice thereof to Tenant except that if such matter, by its nature, requires more than thirty (30) business days to cure, then Tenant shall be entitled to additional time (but not to exceed an additional forty-five (45) business days) provided Tenant commences such cure promptly and diligently pursues such cure to completion in all events within such additional forty-five (45) business day period; (iii) Tenant or any guarantor of this Lease shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent, or shall file a petition in any proceeding seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file an answer admitting or fail timely to contest the material allegations of a petition filed against it in any such proceeding; (iv) a proceeding is commenced against Tenant or any guarantor of this Lease seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, and such proceeding shall not have been dismissed within sixty (60) business days after the commencement thereof; (v) a receiver or trustee shall be appointed for the Premises or for all or substantially all of the assets of Tenant or of any guarantor of this Lease; or (vi) Tenant shall fail to take possession of the Premises as provided in this Lease; (vii) Tenant shall knowingly do or permit to be done anything which creates a lien upon the Premises or the Building and such lien is not removed or discharged within thirty (30) business days after the filing thereof.

Upon the occurrence of any of the aforesaid events of default, without notice or demand of Tenant in any instance, Landlord shall have the option to pursue any one or more of the following remedies:

(a)  Terminate this Lease by giving Tenant notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice of termination, with the same force and effect as though the date so specified were the date herein originally fixed as the termination date of the Term of this Lease, and all rights of Tenant under this Lease and in and to the Premises shall expire and terminate, and Tenant shall remain liable for all obligations under this Lease arising up to the date of such termination, and Tenant shall surrender the Premises to Landlord on the date specified in such notice and if Tenant fails to do so, Landlord may without prejudice to any other remedy which it may have for possession or arrearage in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any portion thereof.

(b)  Landlord may immediately, or at any time thereafter so long as such event of default remains uncured, terminate this Lease, and in the event this Lease is so terminated, Landlord shall be entitled to recover forthwith against Tenant, as liquidated damages and not as a penalty, the present value determined by application of a reasonable discount rate selected by Landlord of the Aggregate Gross Rent (defined below) and the actual or estimated (as reasonably determined by Landlord) Reletting Costs (defined below) less the aggregate fair market rental value of the Premises for what otherwise would have been the unexpired balance of the Lease Term (Landlord and Tenant hereby agreeing that Landlord’s actual damages in such event are impossible to ascertain and the amount set forth hereinabove as Landlord’s liquidated damages is a reasonable estimate of the amount of actual damages which Landlord probably would suffer). In determining the aggregate fair market rental value pursuant to the preceding sentence, the parties hereby agree that all relevant factors shall be considered as of the time Landlord seeks to enforce such remedy, including, but not limited to, (i) the length of time remaining in what otherwise would have been the unexpired balance of the Lease Term (exclusive of renewals and extensions), (ii) the then current market conditions in the metropolitan Atlanta, Georgia area, (iii) the likelihood of reletting the Premises for a period of time equal to what otherwise would have been the unexpired balance of the Lease Term, (iv) the net effective rental rates (taking into account all concessions) then being obtained for space of similar type and size in similar type buildings in the metropolitan Atlanta, Georgia area, (v) the vacancy levels in comparable quality multi-tenant office buildings in the metropolitan Atlanta, Georgia area, (vi) the anticipated duration of the period the Premises will be unoccupied prior to the reletting, (vii) the anticipated cost of reletting, and (viii) the current levels of new construction of multi-tenant office buildings in the metropolitan Atlanta, Georgia area that will be completed during the period in what otherwise would have been the unexpired balance of the Lease Term and the degree to which such new construction will likely affect vacancy rates and rental rates in comparable quality multi-tenant office buildings in the metropolitan Atlanta, Georgia area. In the event Landlord shall relet the Premises for the period which otherwise would have constituted the unexpired portion of the Term (or any part thereof), the amount of rent and other sums payable by the tenant thereunder shall be deemed prima facie to be the rental value for the Premises (or the portion thereof so relet) for the Lease Term of such reletting. Tenant shall in no event be entitled to any rents collected or payable in respect of any reletting, whether or not such rents shall exceed the Base Monthly Rental and any additional rent reserved in this Lease. As used herein, the term “Aggregate Gross Rent” shall mean the Base Monthly Rental and any additional rent and any other sums due hereunder as of the date of termination of this Lease plus the Base Monthly Rental and any additional rent which would have been owing by Tenant hereunder for the balance of the Lease Term had this Lease not been terminated, less the net proceeds, if any, received as a result of any reletting of the Premises by Landlord subsequent to such termination, after deducting all of Landlord’s expenses including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, expenses of employees, alteration and repair costs and expenses of preparation for such reletting (collectively, the “Reletting Costs”).

(c)  Without terminating this Lease, terminate Tenant’s right of possession and enter into and upon and take possession of the Premises or any part thereof, and at Landlord’s option, expel and remove persons and property therefrom by entry (including the use of force if necessary), dispossessing suit or otherwise, without thereby releasing Tenant from any liability hereunder, without terminating this Lease, and without being liable to prosecution or any claim for damages therefor. Such property, if any, may be removed and stored in a warehouse or elsewhere at the cost of, and for the account of Tenant, all without being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby, and Landlord may, but shall be under no obligation to do so relet the Premises or any portion thereof in Landlord’s or Tenant’s name, but for the account of Tenant, with or without advertisement, and by private negotiations, and receive the rent therefore, and for any term and upon such terms and conditions as Landlord may deem necessary or desirable. Landlord shall in no way be responsible or liable for any rental concessions or any failure to lease the Premises or any part thereof, or for any failure to collect any rent due upon such reletting. Upon each such reletting, all rentals received by Landlord from such reletting shall be applied as follows: first, to the payment of any indebtedness (other than any amounts due hereunder) from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including, without limitation, brokerage fees and attorneys’ fees and costs of alterations and repairs (Tenant agreeing that Landlord shall have the right to make such alterations and repairs as, in Landlord’s judgement, may be necessary to relet the Premises); third, to the payment of rental and other charges then due and unpaid hereunder; and the residue, if any, shall be held by Landlord to the extent of and for application in payment of future amounts due hereunder as the same may become due and payable hereunder. In reletting the Premises as aforesaid, Landlord may grant rent concessions and Tenant shall not be credited therefor. If such rentals received from such reletting shall at any time or from time to time be less than sufficient to pay to Landlord the entire sums then due from Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall, at Landlord’s option, be calculated and paid monthly. No such reletting shall be construed as an election by Landlord to terminate this Lease unless a written notice of such election has been given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for any such previous event of default provided same has not been cured. Notwithstanding anything contained herein to the contrary, no termination of Tenant’s right of possession of the Premises by dispossessory action or otherwise shall release Tenant from the performance of Tenant’s obligations under this Lease, including, without limitation, the timely payment of all rent reserved hereunder for the balance of the Term of this Lease following such termination of Tenant’s right of possession, and Tenant agrees to so perform said obligations.

(d)  Without liability to Tenant or any other party and without constituting a constructive or actual eviction, suspend, or discontinue furnishing or rendering to Tenant any property, material, labor, utilities or other service, wherever Landlord is obligated to furnish or render the same, so long as Tenant is in default under this Lease.

(e)  Allow the Premises to remain unoccupied and collect Base Monthly Rental and other charges due hereunder from Tenant as they come due.

(f)  Landlord may perform, as agent for and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant has failed to perform and of which Landlord shall have given Tenant notice and opportunity to cure as provided herein, the cost of which performance by Landlord together with interest thereon at the default rate from the date of such expenditure, shall be deemed additional rental and shall be payable by Tenant to Landlord upon demand, and Tenant agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, whether caused by negligence of Landlord or otherwise.

(g)  Landlord may exercise any other legal or equitable right or remedy which it may have, including, but not limited to Landlord’s right judicially to obtain possession pursuant to Georgia statutory law.

Any costs and expenses incurred by Landlord (including, without limitation, reasonable (non-statutory) attorneys’ fees actually incurred) in successfully enforcing any of its rights or remedies under this Lease shall be deemed additional rent and shall be repaid to Landlord by Tenant demand.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any other remedy herein provided or any other remedy provided by law or at equity, nor shall pursuit of any remedy herein provided constitute an election of remedies thereby excluding the later election of an alternate remedy, or a forfeiture or waiver of any Base Monthly Rental, additional rent or other charges and assessments payable by Tenant and due to Landlord hereunder or of any damage accruing to Landlord by reason or violation of any of the terms, covenants, warranties and provisions herein contained. No course of dealing between Landlord and Tenant or any failure or delay on the part of Landlord in exercising any rights of Landlord under this paragraph, or under any other provisions of this Lease, shall operate as a waiver of any rights of Landlord hereunder or under any other provisions of this Lease, nor shall any waiver of an event of default on one occasion operate as a waiver of any subsequent event of default or of any other event of default. No express waiver shall affect any condition, covenant, rule, or regulation other than the one specified in such waiver and that one only for the time and in the manner specifically stated.

If this Lease is terminated by Landlord pursuant to clause (b) above, “present value” may be computed by discounting the amount of such excess to present worth at a discount rate equal to one percent (1%) above the discount rate then in effect at the Federal Reserve Bank of Atlanta, Georgia. Neither the commencement of any action or proceeding, nor the settlement thereof, nor entry of judgment thereon shall bar Landlord from bringing subsequent actions or proceedings from time to time, nor shall the failure to include in any action or proceeding any sum or sums then due be a bar to the maintenance of any subsequent actions or proceedings for the recovery of such sum or sums so omitted. Landlord’s pursuit of any remedy or remedies, including, without limitation, any one or more of the remedies stated above, shall not (i) constitute an election of remedies or preclude pursuit of any other remedy or remedies provided in this Lease or separately or concurrently or in any combination, or (ii) serve as the basis for any claim of constructive eviction, or allow Tenant to withhold any payments under this Lease.

The failure of Landlord to insist upon strict performance of any of the terms, conditions and covenants herein shall not be deemed to be a waiver of any subsequent breach or default in the terms, conditions, and covenants herein contained except as may be expressly waived in writing.

Landlord shall in no event be in default in the performance of any of its obligations in this Lease unless and until Landlord shall have failed to perform such obligation within thirty (30) days or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation.

If Tenant shall at any time be in default hereunder, and if Landlord shall deem it necessary to engage attorneys to enforce Landlord’s rights hereunder, the determination of such necessity to be in the reasonable discretion of Landlord or if Landlord is made a party to litigation involving or pertaining to Tenant due to no fault of Landlord, then Tenant will reimburse Landlord for the reasonable expenses incurred thereby, including but not limited to court costs and reasonable attorneys’ fees and other legal expenses.

Tenant hereby covenants that, prior to the exercise of remedies, it will give the holder of any Mortgage (as defined below) notice and thirty (30) days to cure said default unless said default cannot be cured within thirty (30) days, in which case such holder shall have the right, but not the obligation, to commence and to diligently prosecute the cure of Landlord’s default.

17.  LANDLORD’S SERVICES.    Landlord shall furnish the following services to Tenant during the Term of this Lease:

(a)  Janitor service shall be provided Monday through Friday of each week, exclusive of New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, pursuant to specifications therefor described on Exhibit “G” attached hereto and incorporated herein by reference. The janitorial staff shall be subject to Tenant’s security clearance procedures for the Premises. Additionally, Tenant shall have the right to replace the janitorial services provided by Landlord, and if Tenant so elects, then the rental under this Lease shall be reduced by Landlord’s previous cost in providing such janitorial services as documented by an amendment to this Lease to be executed by Landlord and Tenant.

Tenant will design Tenant’s electrical system serving any equipment producing non-linear electrical loads to accommodate such non-linear electrical loads, including, but not limited to, over-sizing neutral conductors, de-rating transformers and/or providing power line filters. Tenant’s final contract documents for the Tenant Improvements (as defined in the Work Letter) shall include a calculation of Tenant’s fully connected design load with and without demand factors and shall indicate the number of watts of un-metered and sub-metered loads.

The design and installation of any additional electrical equipment (or any related meter) required by Tenant shall be subject to the prior approval of Landlord (which approval shall not be unreasonably withheld). All expenses incurred by Landlord in connection with the review and approval of any additional electrical equipment shall also be reimbursed to Landlord by Tenant.

If any of Tenant’s electrical equipment requires conditioned air in excess of Building Standard air conditioning, the same shall be installed by Tenant at Tenant’s sole cost in a manner previously approved by Landlord in writing, and Tenant shall pay all design, installation, metering and operating costs relating thereto.

To the extent the services described hereinabove require electricity and water supplied by public utilities, Landlord’s covenants thereunder shall only impose on Landlord the obligation to use its good faith, reasonable efforts to cause the applicable public utilities to furnish the same. All of the services (other than janitorial) contemplated under this Section 17 as well as any other applicable utility services shall be provided by Landlord to Tenant solely at Tenant’s cost, and in no event, notwithstanding any other provision of this Lease to the contrary, shall Landlord incur any costs whatsoever associated with utility invoices from the applicable utilities. Rather, Landlord’s only responsibility shall be to receive and remit payment for such invoices on Tenant’s behalf to be reimbursed by Tenant in accordance with the following: In the course of Landlord’s management of the Building, Landlord shall receive and remit payment for the utility invoices associated with the services set forth under this Section 17, and Tenant shall reimburse Landlord for such payments made by Landlord on Tenant’s behalf within fifteen (15) days of Landlord’s presentation of Landlord’s invoice to Tenant associated with Landlord’s payment on Tenant’s behalf of any such utility payments. See Section 8 and Special Stipulation 31. Landlord’s management of the Building shall include landscaping and other services commensurate with the following standard: such management shall be in a first class manner comparable to other office properties in the Central Perimeter Office Market of Atlanta, Georgia. See Special Stipulation 19.

18.  WINDOW DRESSINGS.    All exterior windows of the Premises shall be equipped only with Building-standard blinds provided by the Landlord. Tenant may install other window treatments so long as same have solid white linings and so long as the Building-standard blinds remain affixed between the window glass and the other window treatments.

19.  TELEPHONE SERVICE.    Tenant acknowledges and agrees that securing and arranging for telephone service to the Premises is the sole responsibility of Tenant and that Landlord has no responsibility or obligation to provide or arrange such telephone service.

20.  DESTRUCTION OF PREMISES.    Should the Premises be so damaged by fire or other cause that rebuilding or repairs cannot, in the estimation of Landlord, be completed within one hundred twenty (120) days from the date of the fire, or other cause of damage, then either Landlord or Tenant may terminate this Lease by written notice to the other given within thirty (30) days of the date of such damage or destruction, in which event rent shall be abated from the date of such damage or destruction. However, if the damage or destruction is such that rebuilding or repairs can be completed within one hundred twenty (120) days, Landlord covenants and agrees, subject to the provisions of this paragraph, to make such repairs with reasonable promptness and dispatch within such one hundred twenty (120) day period, and to allow Tenant an abatement in the Base Monthly Rental for such time as the Premises are untenantable or proportionately for such portion of the Premises as shall be untenantable, and Tenant covenants and agrees that the terms of this Lease shall not be otherwise affected. In no event shall Landlord be required to repair or replace any trade fixtures, furniture, equipment or other property belonging to Tenant nor shall Landlord be required to rebuild, repair or replace any part of the partitions, fixtures, additions, or other improvements which may have been placed in or about the Premises by Tenant. Notwithstanding anything to the contrary contained in this paragraph, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises when the damage resulting from any casualty contained under this paragraph occurs during the last six (6) months of the Term of this Lease, but rent shall abate to the extent set forth above in this Section 20 until such repairs are completed.

21.  CONDEMNATION.    If the whole of the Premises or access to the Premises, or such portion thereof, as will make Premises unusable for the purposes herein leased, be condemned by any legally constituted authority for any public use or purpose, then, in either of said events, the Term hereby granted shall cease from the date when possession thereof is taken by public authorities, and rental shall be accounted for as between Landlord and Tenant as of said date. Such termination, however, shall be without prejudice to the rights of either Landlord or Tenant to recover compensation and damage caused by condemnation from the condemnor; provided, however, Tenant shall not be entitled to claim compensation for items which would reduce Landlord’s award.

22.  INSURANCE.    Landlord shall insure the initial Tenant Improvements to the Premises. Subject to the foregoing, Tenant shall insure subsequent alterations, additions, and improvements to the Premises and shall otherwise carry the required insurance under this Lease as follows: Tenant shall carry fire and extended coverage insurance insuring Tenant’s interest in its improvements and betterment to the Premises and any and all furniture, equipment, supplies, and other property owned, leased, held, or possessed by it and contained therein, against loss or damage by fire, flood, windstorms, hail, earthquakes, explosion, riot, damage from aircraft and vehicles, smoke damage, vandalism and malicious mischief and such other risks as are from time to time covered under “extended coverage” endorsements and special extended coverage endorsements commonly known as “all risks” endorsements, such insurance coverage to be in an amount equal to the full replacement value of such improvements and property.

Tenant also agrees to carry a policy or policies of workers’ compensation and commercial general liability insurance, including personal injury and property damage in an amount of not less than Two Million and No/100 Dollars ($2,000,000.00) for the property damage and Five Million and No/100 Dollars ($5,000,000.00) per occurrence for personal injuries or deaths of persons occurring in or about the Premises. Said policies shall: (i) name Landlord, its agents and mortgagees as additional insureds and insure Landlord’s contingent liability under this Lease (except for the workers’ compensation policy, which shall instead include waiver of subrogation endorsement in favor of Landlord); (ii) be issued by an insurance company which is acceptable to Landlord and licensed to do business in the State of Georgia and maintains an A.M. Best credit rating of “B+” or better; and (iii) provide that said insurance shall not be cancelled unless thirty (30) days’ prior written notice shall have been given to Landlord. Said policy or policies, or certificate thereof, shall be delivered to Landlord by Tenant upon commencement of the Term of the Lease and upon each renewal and/or modification of said insurance. If during the Term or any extension thereof additional coverage and/or higher limits of insurance than those mentioned above shall be deemed necessary by Landlord, Tenant shall procure such additional coverage provided such additional coverage is appropriate, customary and generally required for like premises utilized for similar purpose. If Tenant shall fail at any time to procure and/or maintain the insurance required herein, Landlord may, at its option, procure such insurance on Tenant’s behalf and the cost thereof shall be payable upon demand, as additional rent. Payment by Landlord of any insurance premium or the carrying by Landlord of any such insurance policy shall not be deemed to waive or release the default of Tenant with respect thereto.

Landlord shall procure and maintain at its expense (but with the expense to be included in Operating Expenses) throughout the Term a policy or policies of special form/all risk insurance covering the Building including the initial Tenant Improvements in the Premises up to the amount of the Tenant Improvement Allowance, but excluding Tenant’s personal property and equipment, in an amount equal to the full insurable replacement costs thereof as such may increase from time to time (but such insurance may provide for a commercially reasonable deductible), and in an amount sufficient to comply with any coinsurance requirements in such policy, and a policy of worker’s compensation insurance, if any, as required by applicable law. In addition, Landlord shall procure and maintain at its expense (but with the expense to be included in Operating Expenses) and shall thereafter maintain throughout the Term, a commercial general liability insurance policy covering the Building with combined single limits for damage to property and personal injury of not less than One Million Dollars ($1,000,000.00) per occurrence, subject to annual aggregate limits of not less than Two Million Dollars ($2,000,000.00). Landlord may also carry such other types of insurance in form and amounts which Landlord shall determine to be appropriate from time to time, and the costs thereof shall be included in Operating Expenses. All such policies procured and maintained by Landlord pursuant to this Section 22 shall be carried with companies licensed to do business in the State of Georgia. Any insurance required to be carried by Landlord hereunder may be carried under blanket policies covering other properties of Landlord and/or its members and/or their respective related or affiliated corporations and entities as long as such blanket policies provide insurance at all times for the Building as required by this Lease. Tenant shall be named as an additional insured on all such insurance carried by Landlord with respect to the Building.

23.  WAIVER OF SUBROGATION.    Landlord and Tenant each hereby releases the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by fire or any other perils that is insured against or that are required to be insured against under the terms of the Lease, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible, including, without limitation, any other tenants or occupants of the remainder of the Building in which the Premises are located; provided, however, that this release shall be applicable and in force and effect only to the extent that such release shall be lawful at that time and in any event only with respect to loss or damage occurring during such time as the releaser’s policies shall contain a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of the releaser to recover thereunder and then only to the extent of the insurance proceeds payable under such policies. Landlord and Tenant each agrees that it will request its insurance carriers to include in its policies such a clause of endorsement. If extra cost shall be charged therefor, each party shall advise the other thereof and of the amount of the extra cost, and the other party, at its election, may pay the same, but shall not be obligated to do so. If such other party fails to pay such extra costs, the release provisions of this paragraph shall be inoperative against such other party to the extent necessary to avoid invalidation of such releaser’s insurance.

24.  NO ESTATE IN LAND.    This contract shall create the relationship of Landlord and Tenant between the parties hereto; no estate shall pass out of Landlord. Tenant has only a usufruct, not subject to levy and sale, and not assignable by Tenant except by Landlord’s consent.

25.  INDEMNITY.    Excepting for the willful acts or negligence of Landlord, its agents and employees, Tenant indemnifies and shall hold Landlord, its agents and employees, harmless from and defend Landlord, its agents, officers, directors, partners, attorneys and employees, against any and all claims or liability for injury or death to any person or damage to any property whatsoever:

(a)  either (i) occurring in, on, or about the Premises; or (ii) occurring in, on, or about any facilities (including, without limitation, elevators, stairways, passageways or hallways) the use of which Tenant may have in conjunction with other occupants of the Building, when such injury, death or damage shall be caused in part or in whole by the act, neglect or fault of, or omission of any duty with respect to the same by Tenant, its agents, employees, contractors, invitees, licensees, tenants, or assignees; or

(b)  arising from any work or thing whatsoever done by or benefiting the Tenant in or about the Premises or from transactions of the Tenant concerning the Premises; or

(c)  arising from any breach or default on the part of the Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to the terms of this Lease; or

(d)  otherwise arising from any act or neglect of the Tenant, or any of its agents, employees, contractors, invitees, licensees, tenants or assignees; and from and against all costs, expenses, counsel fees, and court costs incurred or assessed in connection with any or all of the foregoing. Furthermore, in case any action or proceeding be brought against Landlord by reason of any claims or liability, Tenant agrees to cause such action or proceeding to be defended at Tenant’s sole expense by counsel reasonably satisfactory to Landlord. The provisions of this Lease with respect to any claims or liability occurring or caused prior to any expiration or termination of this Lease shall survive such expiration or termination.

Tenant shall give immediate notice to Landlord in case of casualty or accidents in the Premises. The provisions of this paragraph shall survive the expiration or sooner termination of this Lease.

Except for the willful acts or negligence of Tenant, its agents, contractors, employees, invitees, licensees, visitors, and customers, Landlord hereby indemnifies and shall hold Tenant harmless from and defend Tenant against any and all claims or liability for injury or death to any person or damage to any property whatsoever arising from any breach or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to be performed pursuant to the terms of this Lease.

26.  LIABILITY OF LANDLORD.    Subject to the provisions of Special Stipulations 18 and 19, Landlord shall not be liable to Tenant or to any persons, firm, corporation, or other business association claiming by, through, or under Tenant for failure to furnish or for delay in furnishing any service provided for in this Lease, and no such failure or delay by Landlord shall be an actual or constructive eviction of Tenant nor shall any such failure or delay operate to relieve Tenant from the prompt and punctual performance of each and all the covenants to be performed herein by Tenant; nor for water discharged from sprinkler systems, if any, or from water pipes and plumbing facilities in the Building; nor for the theft, mysterious disappearance, or loss of any property of

Tenant whether from the Premises or any part of the Building; and nor from interference, disturbance, or acts to or omitted against Tenant by third parties, including, without limitation other occupants of the Building and any such occurrences shall not constitute an actual or constructive eviction of Tenant.

27.  LIMITATION OF LIABILITY.    Landlord’s obligations and liability with respect to this Lease shall be limited solely to Landlord’s interest in the Building any insurance proceeds received by Landlord in connection therewith to the extent not yet applied by Landlord, as such interest is constituted from time to time, and neither Landlord nor any officer, director, shareholder, or partner of Landlord, or of any partner of Landlord, shall have any personal liability whatsoever with respect to this Lease. In no event shall Landlord be liable to Tenant nor shall any interest of Landlord in the Building be subject to execution by Tenant, for any indirect, special or consequential damages.

28.  NO WAIVER OF RIGHTS.    No failure or delay of Landlord to exercise any right or power given it herein or to insist upon strict compliance by Tenant of any obligation imposed on it herein and no custom or practice of either party hereto at variance with any term hereof shall constitute a waiver or a modification of the terms hereof by Landlord or any right it has herein to demand strict compliance with the terms hereof by Tenant. No person has or shall have any authority to waive any provision of this Lease unless such waiver is expressly made in writing and signed by Landlord.

29.  ENTIRE AGREEMENT AND EXHIBITS.    This Lease constitutes and contains the sole and entire agreement of Landlord and Tenant and no prior or contemporaneous oral or written representation or agreement between the parties and affecting the Premises shall have legal effect. The content of each and every exhibit which is referenced in this Lease as being attached hereto is incorporated into this Lease as fully as if set forth in the body of this Lease.

30.  NOTICES.    All notices required or desired to be given with respect to this Lease shall, in order to be effective, be in writing and shall be effectively given or delivered if hand delivered to the addresses for Landlord and Tenant specified hereinbelow, or if deposited, postage prepaid, to the United States mail, certified, return receipt requested, properly addressed to the addresses specified hereinbelow, or if delivered by Federal Express or other overnight commercial courier to the addresses for Landlord and Tenant hereinbelow. Any notice mailed or sent by overnight commercial courier shall be deemed to have been given upon receipt or refusal thereof. Notice effected by hand delivery shall be deemed to have been given at the time of actual delivery. In the event of a change of address by either party, such party shall give written notice thereof to the other party in accordance with the foregoing. Additionally, Tenant agrees to send copies of all notices required or permitted to be given to Landlord to each lessor under any ground or land lease covering all or any part of the Land and each holder of a mortgage or deed to secure debt encumbering the Building and/or the Land that notifies Tenant in writing of its interest in the address to which notices are to be sent.

If to Tenant                                     INTERNET SECURITY SYSTEMS, INC.
(prior to Commencement Date):    6600 Peachtree-Dunwoody Road, N.E.
30 Embassy Row, Fifth Floor
Atlanta, Georgia 30328
Attention: Mr. Richard Macchia

If to Tenant
(after Commencement Date):         INTERNET SECURITY SYSTEMS, INC.
6303 Barfield Road
Suite 100
Atlanta, Georgia 30328
Attn: Mr. Richard Macchia

If to Landlord:                                MOUNT VERNON PLACE PARTNERS, L.L.C.
c/o Griffin Management Services, Inc.
800 Mount Vernon Highway, Suite 300
Atlanta, Georgia 30328
Attn: Mr. Joel J. Griffin

The foregoing addresses may be changed by thirty (30) days written notice from time to time.

Tenant hereby appoints as his agent to receive the service of all dispossessory or distraint proceedings and notices thereunder, and all notices required under this Lease, the person in charge of or occupying the Premises at the time; and if no person is in charge of or occupying same, then such service or notice may be made by attaching the same on the main entrance to the Premises. To the extent permitted by law, Tenant hereby submits to the jurisdiction of any state or federal court located in Fulton County, Georgia, as well as to the jurisdiction of all courts from which an appeal may be taken from the aforesaid courts for the purpose of any suit, action or other proceeding arising out of Tenant’s obligations under or with respect to this Lease and Tenant hereby expressly waives any and all objections that Tenant may have as to jurisdiction and/or venue in any of such courts.

31.  SUCCESSORS AND ASSIGNS.    The covenants, conditions and agreements herein contained shall inure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon Tenant, its heirs, executors, administrators, successors and assigns, and shall inure to the benefit of Tenant. Nothing contained in this Lease shall in any manner restrict Landlord’s right to assign or encumber this Lease in its sole discretion. Should Landlord assign this Lease as provided for above, Tenant shall be bound to said conditions of this Lease for the balance of the Term hereof remaining after such succession, and Tenant shall attorn to such succeeding party as its landlord under this Lease promptly under any such successions. Tenant agrees that should any party so succeeding to the interest of Landlord require a separate agreement of attornment regarding the matters covered by this Lease, then Tenant shall enter into any such “attornment agreement,” provided the same does not modify any of the provisions of this Lease and has no adverse effect upon Tenant’s continued occupancy of the Premises.

32.  SUBORDINATION.    Landlord will obtain within thirty (30) days from the date of this Lease from its lender financing the acquisition of the Land, as this term is defined in Special Stipulation 1, and the construction of the Building in connection therewith, a subordination, non-disturbance and attornment agreement between Landlord, such lender, and Tenant. Tenant agrees that this Lease shall, subject to obtaining the aforesaid subordination, non-disturbance attornment agreement be and remain subject and subordinate to all present and future mortgages, deeds to secure debt or other security instruments (the “Security Deeds”) affecting the Premises provided that such future lenders will not disturb Tenant as long as Tenant remains in full compliance with all terms and conditions of this Lease. Tenant shall promptly execute and deliver to Landlord such certificate or certificates in writing as Landlord may request, confirming the subordinate nature of the Lease to such Security Deeds.

33.  ESTOPPEL CERTIFICATE.    Tenant shall, within ten (10) days after request from Landlord, at any time and from time to time execute, acknowledge and deliver to Landlord a written statement certifying as follows: (a) that this Lease is unmodified and in full force and effect (or if there has been modification thereof, that the same is in full force and effect as modified and stating the nature thereof); (b) that to the best of its knowledge there are no uncured defaults on the part of Landlord (or if any such default exists, the specific nature and extent thereof); and (c) the date to which any rents and other charges have been paid in advance, if any; and (d) such other matters as Landlord may reasonably request.

34.  TIME IS OF THE ESSENCE.    Time is of the essence with the respect to the performance of each of the covenants and agreements of this Lease; provided, however, that failure of Landlord to provide Tenant with any notification regarding adjustments in Base Monthly Rental, or any other charges provided for hereunder, within the time periods prescribed in this Lease shall not relieve Tenant of its obligation to make such payments, which payments shall be made by Tenant at such time as notice is subsequently given. Unless specifically provided otherwise, all references to terms of days or months shall be construed as references to calendar days or calendar months, respectively.

35.  CAPTIONS; GOVERNING LAW.    The captions of this Lease are for convenience of reference only and in no way define, limit or describe the scope or intent of this Lease. The laws of the State of Georgia shall govern the validity, performance and enforcement of this Lease.

36.  DEFINITIONS.    “Landlord” as used in this Lease shall include his heirs, representatives, assigns and successors in title to Premises. “Tenant” shall include its heirs and representatives, and if this Lease shall be validly assigned or sublet, shall include also Tenant’s assignees or sublessees, as to premises covered by such assignment or sublease. “Broker” and “Co-Broker” shall include its successors, assigns, heirs, and representatives. “Landlord,” “Tenant,” “Broker” and “Co-Broker,” shall include male and female, singular and plural, corporation, partnership or individual, as may fit the particular parties.

37.  SEVERABILITY.    If any clause or provision of this Lease is or becomes illegal, invalid, or unenforceable because of present or future laws or any rule or regulation of any governmental body or entity, effective during its term, the intention of the parties hereto is that the remaining parts of this Lease shall not be affected thereby, unless such invalidity is, in the sole determination of Landlord, essential to the rights of both parties in which event Landlord has the right to terminate this Lease on written notice to Tenant.

38.  LAWS AND REGULATIONS; BUILDING RULES AND REGULATIONS.    Subject to the provisions of Special Stipulation 11, Tenant shall comply with, and Tenant shall cause its agents, contractors, customers, employees, invitees, licensees, servants and visitors to comply with (i) all applicable laws, ordinances, orders, directions, requirements, rules and regulations (state, federal, municipal and other agencies or bodies having any jurisdiction thereof) now in force or which may hereafter be in force, which shall impose any duty upon Landlord or Tenant relating to the use, condition or occupancy of the Premises or the conduct of Tenant’s business therein, including, without limitation, the Americans With Disabilities Act of 1990 (as now or hereafter amended); and (ii) the Building Rules and Regulations set forth in Exhibit “F,” as such Rules and Regulations are modified and supplemented by Landlord from time to time, and such other rules and regulations as are reasonably adopted by Landlord from time to time, for the safety, care or cleanliness of the Premises and the Building, or for preservation of good order therein, all of which will be sent by Landlord to Tenant in writing and shall be thereafter carried out and observed by Tenant, its agents, contractors, customers, employees, invitees, licensees, servants and visitors. Tenant hereby expressly waives the benefit of all existing and future rent control laws and similar governmental rules and regulations, whether in time of war or not, to the full extent permitted by law.

39.  SPECIAL STIPULATIONS.    The Special Stipulations attached hereto are hereby incorporated herein and made a part hereof. In the event the Special Stipulations conflict with any of the foregoing provisions of this Lease, the Special Stipulations shall control.

40.  BROKER COMMISSION.    Tenant represents and warrants to Landlord that, other than Insignia/ESG, Inc. (“Broker”), no broker, agent, commissioned salesperson or other person has represented Tenant in the negotiations for and procurement of this Lease, and that no commissions, fees or compensation of any kind are due in connection herewith to any broker, agent, commissioned salesperson or other person, other than Broker, which has acted as broker for Tenant in this transaction. Landlord shall pay Broker a real estate commission in connection with this transaction pursuant to the terms of a separate written Commission Agreement between Landlord and Broker. Landlord has disclosed that The Griffin Company (“Co-Broker”) is acting on behalf of Landlord in this transaction and is receiving a commission pursuant to the terms of a separate written Commission Agreement.

41.  REMOVAL OF PERSONAL PROPERTY.    Tenant may (if not in default hereunder) prior to the expiration of this Lease, or any extension thereof, remove all unattached and movable personal property and equipment which Tenant has placed in the Premises, provided Tenant repairs all damages to Premises caused by such removal. All personal property of Tenant remaining on the Premises after the end of the Term shall be deemed conclusively abandoned, notwithstanding that title to or a security interest in such personal property may be held by an individual or entity other than Tenant, and Landlord may dispose of such personal property in any manner it deems proper, in its sole discretion. Tenant hereby waives and releases any claim against Landlord arising out of the removal or disposition of such personal property. Tenant shall reimburse Landlord for the cost of removing such personal property.

42.  SIGNAGE.    Subject to applicable laws, regulations, and ordinances, Tenant, at Tenant’s sole cost and expense (but with Tenant allowed to use a portion of the Tenant Improvement Allowance as set forth in the Work Letter attached as Exhibit “D”) and subject to Landlord’s prior written approval as to the exact location and as to the plans and specifications for such signage, shall be entitled to install signage including Tenant’s corporate name and logo on each Building and the parking deck together with a monument sign adjacent to each Building and the walls of elevator lobbies of the Building and on entrance doors to the Building on any full floors of the Building leased by Tenant. The location of such signage together with all plans and specifications for such signage shall be provided by Tenant to Landlord subject to Landlord’s prior written approval not to be unreasonably withheld by Landlord. Subject to the foregoing, Tenant shall not place any other signs, decals, or other materials upon the windows or suite doors of the Premises nor on the exterior walls of Premises. Any additional signage other than as provided for under this Section 42 desired by Tenant shall be approved, in writing, by Landlord and the management company of the Building, which shall be granted in their sole discretion.

43.  EFFECT OF TERMINATION OF LEASE.    No termination of this Lease prior to the normal ending thereof, by lapse of time or otherwise, shall affect Landlord’s right to collect rent for the period prior to termination thereof.

44.  RIGHTS CUMULATIVE.    All rights, powers and privileges conferred hereunder upon parties hereto shall be cumulative but not restrictive to those given by law.

45.    FORCE MAJEURE.    In the event of strike, lockout, labor trouble, civil commotion, act of God, or any other cause (hereinafter collectively referred to as “Force Majeure”) outside and beyond Landlord’s control, resulting in the impairment of Landlord’s ability to perform any obligation or provide any service hereunder, this Lease shall not terminate, and Tenant’s obligation to pay Base Monthly Rental, additional rental and all other charges and sums due payable by Tenant shall not be altered or excused and Landlord shall not be considered to be in default under this Lease or liable in damages to Tenant in any manner.

46.  TENANT CORPORATION, PARTNERSHIP OR INDIVIDUAL.    If Tenant executes this Lease as a corporation, each of the persons executing this Lease on behalf of Tenant does hereby covenant, warrant and represent that Tenant is a duly organized and validly existing corporation, that Tenant has and is qualified to do business in Georgia, that the corporation has full right and authority to enter into this Lease, and that each and all persons signing on behalf of the corporation were authorized to so do. Upon Landlord’s request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing covenants and warranties. If Tenant executes this Lease as a partnership, Tenant does hereby covenant, warrant and represent that all the persons who are general or managing partners in said partnership have executed this Lease on behalf of Tenant, or that this Lease has been executed and delivered pursuant to and in conformity with a valid and effective authorization therefor, by all of the general or managing partners of such partnership, and is and constitutes the valid and binding agreement of the partnership and each and every partner therein in accordance with its terms. Also, it is agreed that each and every present and future partner of Tenant shall be and shall remain at all times jointly and severally liable hereunder, and that the death, resignation, or withdrawal of any partner shall not release the liability of such partner under the terms of this Lease unless and until Landlord consents in writing to such release. If Tenant executes this Lease as an individual, Tenant does hereby covenant, warrant and represent that his legal residence address is that set forth below his signature on this Lease. If more than one individual or entity comprises and constitutes Tenant, then all individuals and entities comprising Tenant are and shall each be jointly and severally liable for the due and proper performance of Tenant’s covenants, duties and obligations arising under or in connection with this Lease.

47.  SUBMISSION OF LEASE.    The submission of this Lease for examination does not constitute an offer to lease nor a reservation of space even if said lease is executed by Landlord, and this Lease shall be effective only upon execution hereof by Landlord and Tenant.

48.    NO RECORDATION OF LEASE.    This Lease is not in recordable form, and Tenant agrees not to record or permit the recording of this Lease or other evidence thereof except that Tenant shall be entitled to record a memorandum of this Lease, previously approved in writing by Landlord, which memorandum shall provide that this Lease is subject to present and future lenders as set forth in Section 32 of this Lease and subject to the terms and conditions of Section 32 of this Lease.

49.  HAZARDOUS SUBSTANCES.    Tenant hereby covenants and agrees that Tenant shall not cause or knowingly permit any “Hazardous Substances” (as hereinafter defined) to be generated, placed, held, stored, used, located or disposed of at the Building or any part thereof, except for Hazardous Substances as are commonly and legally used or stored as a consequence of using the Demised Premises for general office and administrative purposes, but only so long as the quantities thereof do not pose a threat to public health or to the environment or would necessitate a “response action”, as that term is defined in CERCLA (as hereinafter defined), and so long as Tenant strictly complies or causes compliance with all applicable governmental rules and regulations concerning the use or production of such Hazardous Substances. For purposes of this paragraph, “Hazardous Substances” shall mean and include those elements or compounds which are contained in the list of Hazardous Substances adopted by the United States Environmental Protection Agency (EPA) or the list of toxic pollutants designated by Congress or the EPA which are defined as hazardous, toxic, pollutant, infectious or radioactive by any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability (including, without limitation, strict liability) or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereinafter in effect (collectively “Environmental Laws”). Tenant hereby agrees to indemnify Landlord and hold Landlord harmless from and against any and all losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys’ fees, costs of settlement or judgment and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, Landlord by any person, entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence in, or the escape, leakage, spillage, discharge, emission or release from, the Demised Premises of any Hazardous Substances (including, without limitation, any losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys’ fees, costs of any settlement or judgment or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act [“CERCLA”], any so–called federal, state or local “Superfund” or “Superlien” laws or any other Environmental Law); provided, however, that the foregoing indemnity is limited to matters arising solely from Tenant’s violation of the covenant contained in this Article. The obligations of Tenant under this Article shall survive any expiration or termination of this Lease. See Special Stipulation 12.

50.  EXECUTION.    This Lease may be executed in any number of counterparts, each of which shall be deemed an original and any of which shall be deemed to be complete in itself and may be introduced into evidence or used for any purpose without the production of the other counterparts. No modification or amendment of this Lease shall be binding upon the parties hereto unless such modification or amendment is in writing and signed by Landlord and Tenant.

51.  LANDLORD AND TENANT RELATIONSHIP.    The relationship between Landlord and Tenant shall be solely that of landlord and tenant only, and no provision of this Lease including, without limitation, the provisions of Special Stipulation 8 of this Lease, shall be deemed or construed by the parties hereto, or by any third party, as creating the relationship of principal and agent, or of partnership, or of joint venture, between the parties hereto, and accordingly, without limiting the generality of the foregoing provisions, Tenant shall have no authority to bind or enter into any agreements on behalf of Landlord whatsoever.

52.  AUTHORITY.    As a material inducement to Landlord to enter into this Lease, Tenant, acknowledging that Landlord may rely on each such representation and warranty, represent and warrant to Landlord that:

(a)  the execution, delivery and full performance of this Lease by Tenant do not and shall not constitute a violation of any contract, agreement, undertaking, judgment, statute, regulation, governmental or court order or other restriction of any kind to which Tenant is or may be bound;

(b)  Tenant has executed and entered into this Lease free from fraud, undue influence, duress, coercion or other defenses to the execution of this Lease;

(c)  Tenant is duly organized, validly existing and in good standing under the laws of the state of Georgia and has full power and authority to enter into this Lease, to perform Tenant’s obligations under this Lease in accordance with the terms hereof, and to transact business in the State of Georgia; and

(d)  the execution and delivery of this Lease by the individual or individuals executing this Lease on behalf of Tenant, and Tenant’s performance of its obligations under this Lease, have been duly authorized and approved by all necessary corporate or partnership action, as the case may be, and Tenant’s execution, delivery and performance of this Lease are not in conflict with Tenant’s bylaws or articles of incorporation, or other charters, agreements, rules or regulations governing Tenant’s business, as any of the foregoing may have been supplemented, modified, amended, or altered in any manner.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals hereunder and have caused this Lease to be executed in their names and their corporate seals to be affixed by their officers duly authorized thereunto, upon the day and year set forth above.

Signed, sealed and delivered in the presence of:	TENANT: INTERNET SECURITY SYSTEMS, INC., a Georgia corporation

/s/ JOHN D. SHLESINGER	By:	/s/ RICHARD MACCHIA
Notary Public or Witness	Name:	Richard Macchia
(Please Print)

John D. Shlesinger Name (Please Print)	Title:	Chief Financial Officer

	Attest:	/s/ CHRIS KLAUS
	Name:	Chris Klaus
(Please Print)

	Title:	Corporate Secretary

[CORPORATE SEAL]

Signed, sealed and delivered in the presence of:	LANDLORD: MOUNT VERNON PLACE PARTNERS, L.L.C., a Georgia limited liability company

/s/ PATRICIA BLANKENSHIP	By:	/s/ JOEL J. GRIFFIN
Notary Public or Witness		Joel J. Griffin Managing Member

Patricia Blankenship Name (Please Print)

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